EXHIBIT 23.7

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the reference to our name (including under the heading “Experts”) and the disclosure of our role in the property level and aggregation valuation analyses of CNL Healthcare Properties, Inc. (the “Company”) and a range for the net asset value per share of the Company’s common stock in the Company’s Sticker Supplement to the prospectus dated April 17, 2013 to be filed on the date hereof.

December 11, 2013	/s/ CBRE Capital Advisors, Inc.
CBRE Capital Advisors, Inc.